Exhibit 10.4

LITIGATION TRUST AGREEMENT AND DECLARATION OF TRUST

This Litigation Trust Agreement, Declaration of Trust and Cooperation Agreement (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, the “Agreement”), dated as of [•], 2024, is entered into by and among (a) Cano Health, Inc. and each of its undersigned affiliates (each, prior to the Effective Date (as defined below), as a debtor and debtor in possession and, from and after the Effective Date, as reorganized under and pursuant to the Plan (as defined below), each a “Debtor” and collectively, the “Debtors”)1 and (b) META Advisors LLC, not individually, but solely in its capacity as trustee (together with its successors, the “Litigation Trustee,” and together with the Debtors, each, a “Party” and collectively, the “Parties”) for the Litigation Trust (as defined below) created and defined by this Agreement for the benefit of the Beneficiaries (as defined herein).

RECITALS

WHEREAS, on February 4, 2024 each of the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Chapter 11 Cases are continuing and are jointly administered under case number 24-10164;

WHEREAS, on February 21, 2024 the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the statutory committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”), as set forth in the Notice of Appointment of Committee of Unsecured Creditors [Docket No. 154];

WHEREAS, on [•], 2024, the Bankruptcy Court entered an order [Docket No. [•]] (the “Confirmation Order”) confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated May 21, 2024 [Docket No. 864] (including any exhibits, schedules, and supplements thereto and as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”);

WHEREAS, on [•], 2024, the conditions to effectiveness of the Plan were satisfied and the Plan became effective (the “Effective Date”);2

WHEREAS, the Plan provides for, among other things, the establishment of a trust (the “Litigation Trust”) on the Effective Date, for the sole benefit of the holders of Allowed Non-RSA GUC Claims (the “Beneficiaries”), whether such Non-RSA GUC Claims are Allowed prior to or after the Effective Date;

WHEREAS, the Plan provides for the transfer and assignment of the Litigation Trust Causes of Action, the Initial Litigation Trust Funded Amount, the Litigation Trust Reallocated Amount, and, if applicable, the Incremental Non-RSA GUC Cash Amount, and all other property delivered to and/or held from time to time by the Litigation Trust under this Agreement (including, without limitation, any Incremental Non-RSA GUC Cash Amount that may be received after the Effective Date), and any proceeds thereof and earnings thereon (collectively, the “Litigation Trust Assets”) to the Litigation Trust on (or, as applicable, after) the Effective Date;

[1]	The term “Debtors” refers to the Debtors, prior to the Effective Date, and the Reorganized Debtors, from and after the Effective Date.
[2]	Each capitalized term that is not defined herein shall have the meaning ascribed to such term in the Plan.

WHEREAS, the Plan provides for the appointment of the Litigation Trustee, as of the Effective Date, selected by the Creditors’ Committee in consultation with DIP Lenders and the Ad Hoc First Lien Group and reasonably acceptable to the Debtors and vested with the powers, duties and responsibilities set forth in this Agreement;

WHEREAS, in accordance with the Plan, subject to the terms of this Agreement, the Litigation Trustee shall (a) manage the Litigation Trust Assets for the sole benefit of the Beneficiaries, (b) file, prosecute, litigate, settle, compromise, abandon, or otherwise pursue and monetize the Litigation Trust Causes of Action for the sole benefit of the Beneficiaries, (c) distribute any Litigation Trust Distributable Proceeds (as defined herein) to the Disbursing Agent for further distribution to the Beneficiaries in accordance with the Plan, (d) retain and compensate counsel and other professionals to assist the Litigation Trustee in the performance of its duties on such terms and conditions as the Litigation Trustee deems appropriate, and (e) perform such other duties and responsibilities set forth in this Agreement.

WHEREAS, in accordance with the Plan, (a) the Litigation Trust is intended to be treated, for United States federal tax income purposes, as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) (a “Liquidating Trust”) that is a grantor trust within the meaning of sections 671-679 et seq. of the Internal Revenue Code of 1986, as amended (the “IRC”), owned by the Beneficiaries, (b) subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an election under Treasury Regulation section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Claims as a “disputed ownership fund” (if such an election is made, a “Disputed Ownership Fund”), and (c) the Debtors, the Litigation Trustee, and the Beneficiaries are required to report consistently with the foregoing for all United States federal, state and local income tax purposes.

WHEREAS, in accordance with the Plan, (a) the Debtors shall maintain a Disputed Claims Reserve, and (b) subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent and/or the Litigation Trustee shall treat the Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

WHEREAS, in accordance with the Plan, the Litigation Trust is further intended to be exempt from the requirements of (i) pursuant to section 1145 of the Bankruptcy Code, the Securities Exchange Act of 1933, as amended (“Securities Act”), and any applicable state and local laws requiring registration of securities, and (ii) the Investment Company Act of 1940, as amended (the “Investment Company Act”), pursuant to sections 7(a) and 7(b) of the Investment Company Act and section 1145 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and in the Plan and the Confirmation Order, the receipt and sufficiency of which are hereby acknowledged and affirmed, the Debtors and the Litigation Trustee hereby agree as follows:

DECLARATION OF TRUST

The Debtors and the Litigation Trustee enter into this Agreement to effectuate the distribution of the Litigation Trust Distributable Proceeds to the Beneficiaries pursuant to the Plan and the Confirmation Order;

Pursuant to Articles IV and V of the Plan and Article II of this Agreement, the Litigation Trust is hereby established, and, on the Effective Date, any and all rights, title and interests under and to the Litigation Trust Assets shall automatically be transferred to and vest in the Litigation Trust and to its successors in trust, free and clear of all Claims, Liens, Interests, encumbrances, and shall comprise Litigation Trust Assets for all purposes hereof;

TO HAVE AND TO HOLD unto the Litigation Trustee and its successors in trust; and

IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Litigation Trust Causes of Action and all other Litigation Trust Assets, whether received on or after the Effective Date, are to be held by the Litigation Trust and applied on behalf of the Litigation Trust by the Litigation Trustee on the terms and conditions set forth herein, solely for the benefit of the Beneficiaries and for no other party.

ARTICLE I

INTERPRETATION AND CONSTRUCTION

1.1 Recitals. The Recitals are incorporated into and made terms of this Agreement.

1.2 Interpretation; Headings. Reference in this Agreement to any Section or Article is, unless otherwise specified, to that such Section or Article under this Agreement. The words “hereof”, “herein”, “hereunder” and similar terms shall refer to this Agreement and not to any particular Section or Article of this Agreement. For purposes hereof, in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

1.3 Conflict Among Plan Documents. This Agreement is intended to supplement and complement the Plan and the Confirmation Order; provided, however, in the event of any direct conflict or inconsistency between any provisions of this Agreement, the Plan, and the Confirmation Order, the terms of the Confirmation Order shall control. In the event of an inconsistency between the Plan and this Agreement, the Plan shall control; provided, that, in the event of any conflict between this Agreement and Section 5.8 of the Plan, this Agreement shall control.

1.4 Litigation Trust Acts by and Through The Litigation Trustee. For the avoidance of doubt, whenever this Agreement authorizes or directs the Litigation Trustee to act, such authorization or direction shall be deemed to be followed by the words “on behalf of the Litigation Trust.”

ARTICLE II

ESTABLISHMENT OF TRUST

2.1 Effectiveness of Agreement; Name of Trust. This Agreement shall become effective on the Effective Date. The Litigation Trust shall be officially known as the “Cano Health Litigation Trust.”

2.2 Purpose of Trust. The Debtors and the Litigation Trustee, pursuant to the Plan and in accordance with the Bankruptcy Code, hereby create the Litigation Trust in furtherance of the Plan and for the purpose of (i) investigating, commencing, litigating, settling, compromising and otherwise monetizing the Litigation Trust Causes of Action, (ii) holding, administering and liquidating the Litigation Trust Assets, (iii) distributing the proceeds from the administration and liquidation of the Litigation Trust Assets (the “Litigation Trust Distributable Proceeds”), if any, to the Disbursing Agent for further distribution to the Beneficiaries under the Plan, and (iv) performing such other duties as set forth herein and in the Plan. Notwithstanding anything contained herein to the contrary, in accordance with Treasury Regulation section 301.7701-4(d), the Litigation Trust shall have no objective to continue or engage in the conduct of a trade or business. The Litigation Trust shall, in an expeditious and orderly manner, monetize and convert the Litigation Trust Causes of Action to Cash (with respect to each Litigation Trust Cause of Action, solely to the extent the Litigation Trustee determines in good faith that doing so will maximize the value of the Litigation Trust Assets) and facilitate distributions to the Disbursing Agent for further distribution to Beneficiaries in accordance with the Plan and the Confirmation Order. The monetization of the Litigation Trust Causes of Action may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all of the Litigation Trust Causes of Action and/or otherwise in accordance with the Plan, the Confirmation Order and this Agreement.

2.3 Transfer of Litigation Trust Assets.

2.3.1 Conveyance of Litigation Trust Assets. Pursuant to the Plan and the Confirmation Order, effective as of the Effective Date, the Debtors hereby irrevocably assign, transfer, convey and deliver (and shall be deemed to have irrevocably assigned, transferred, conveyed and delivered) all of the Litigation Trust Assets to the Litigation Trust, to be held as of the Effective Date in trust for the benefit of the Beneficiaries, which shall, together with any and all other property held from time to time by the Litigation Trust under this Agreement, including any and all proceeds thereof and earnings thereon, comprise Litigation Trust Assets for all purposes hereof, and shall be administered, utilized and applied as specified in this Agreement and the Plan. Pursuant to Sections 4.5(b) and 5.8(a) of the Plan, the Litigation Trust Reallocated Amount shall be $[•].3

2.3.2 Conveyance of Post-Effective Date Litigation Trust Assets. Pursuant to the Plan and the Confirmation Order, on the Effective Date, the Debtors shall irrevocably assign, transfer, convey and deliver (and shall be deemed to have irrevocably assigned, transferred, conveyed and delivered) to the Litigation Trust, the Litigation Trust Causes of Action, the Initial Litigation Trust Funded Amount, the Litigation Trust Reallocated Amount, and, following the Effective Date, the Incremental Non-RSA GUC Cash promptly (in any event no later than three business days) following receipt thereof by the Debtors, to be held in trust for the benefit of the Beneficiaries, which shall, together with any and all other property held from time to time by the Litigation Trust under this Agreement, including any and all proceeds thereof and earnings thereon, comprise Litigation Trust Assets for all purposes hereof, and shall be administered, utilized and applied as specified in this Agreement, the Plan and the Confirmation Order.

[3]	The Litigation Trust Reallocated Amount as determined by the Creditors’ Committee shall be reflected in a written notice delivered to the Debtors.

2.3.3 The Debtors shall, from time to time, as and when reasonably requested by the Litigation Trustee, execute and deliver or cause to be executed and delivered any necessary documents (in recordable form where necessary or appropriate), and the Debtors shall take or cause to be taken such further action reasonably requested by the Litigation Trustee as may be reasonably necessary, to vest or perfect in the Litigation Trust or confirm or evidence to the Litigation Trustee title to and possession of the Litigation Trust Assets. The Litigation Trustee shall have no duty to arrange for any of the transfers contemplated under this Agreement or by the Plan or to ensure their compliance with the terms of the Plan, and/or the Confirmation Order, and shall be conclusively entitled to rely on the legality and validity of such transfers.

2.3.4 Title to Trust Assets. Pursuant to the Plan, all of the Debtors’ right, title and interest in and to the Litigation Trust Assets, including any such assets held or controlled by third parties, are automatically vested in the Litigation Trust on the Effective Date, free and clear of all Liens, Claims, encumbrances, rights of setoff, and other interests (legal, beneficial, or otherwise) of any Person, and such transfer is on behalf of the Beneficiaries to establish the Litigation Trust. The Litigation Trust shall be authorized to obtain possession or control of, liquidate, abandon, and/or collect all of the Litigation Trust Assets (whether in the possession or control of the Litigation Trustee or third parties), in accordance with the terms of this Agreement. On the Effective Date, the Litigation Trust shall be substituted for the Debtors with respect to the Litigation Trust Assets. To the extent any restriction on transferability under applicable non-bankruptcy law prohibits the transfer of ownership of any of the Litigation Trust Assets from the Debtors to the Litigation Trust and such law is not superseded or pre-empted by the Bankruptcy Code, any such assets shall be deemed to have been retained by the Debtors (other than for tax purposes) and the Litigation Trustee shall be deemed to have been designated as an agent of the Debtors to administer, monetize and liquidate any such Litigation Trust Assets on behalf of the Debtors for the benefit of the Beneficiaries (and any proceeds of such Litigation Trust Assets shall be distributed to the Beneficiaries consistent with this Agreement and the Plan).

2.4 Capacity of Trust. Notwithstanding any state or federal law to the contrary or anything herein, the Litigation Trust shall itself have the capacity, in its own right and name, to act or refrain from acting, including the capacity to sue and be sued and to enter into contracts. The Litigation Trust may alone be the named movant, respondent, party plaintiff or defendant, or the like in all adversary proceedings, contested matters, and other state or federal proceedings brought by or against it, and may settle and compromise all such matters in its own name.

2.5 Acceptance by Litigation Trustee. The Litigation Trustee accepts its appointment as Litigation Trustee of the Cano Health Litigation Trust.

ARTICLE III

ADMINISTRATION OF TRUST

3.1 Rights, Powers, and Privileges of Litigation Trustee Generally. Except as otherwise provided in this Agreement, the Plan, or the Confirmation Order, as of the date that any Litigation Trust Assets are transferred to the Litigation Trust, the Litigation Trustee on behalf of the Litigation Trust may control and exercise authority over the Litigation Trust Assets, over the management and disposition thereof, and over the management and conduct of the affairs of the Litigation Trust. In administering the Litigation Trust Assets, the Litigation Trustee shall endeavor not to unduly prolong the Litigation Trust’s duration, with due regard that undue haste in the administration of the Litigation Trust Assets may fail to maximize value for the benefit of the Beneficiaries and otherwise be imprudent and not in the best interests of the Beneficiaries.

3.2 Power to Contract. In furtherance of the purpose of the Litigation Trust, and except as otherwise specifically restricted in the Plan, Confirmation Order, or this Agreement, the Litigation Trustee shall have the right and power on behalf of the Litigation Trust, and also may cause the Litigation Trust, to enter into any covenants or agreements binding the Litigation Trust, and to execute, acknowledge and deliver any and all instruments that are reasonably necessary or deemed by the Litigation Trustee to be consistent with, and further the purpose of, the Litigation Trust and this Agreement.

3.3 Ultimate Right to Act Based on Advice of Counsel or Other Professionals. Nothing in this Agreement shall be deemed to prevent the Litigation Trustee from taking or refraining to take any action on behalf of the Litigation Trust that, based upon the advice of counsel or other professionals, the Litigation Trustee determines it is obligated to take or to refrain from taking in the performance of any duty that the Litigation Trustee may owe the Beneficiaries or any other Person under the Plan, the Confirmation Order, or this Agreement.

3.4 Powers of Litigation Trustee. Without limiting the generality of the above section 3.1, in addition to the powers granted in the Plan, the Litigation Trustee shall have the power to take the following actions on behalf of the Litigation Trust and any powers reasonably incidental thereto that the Litigation Trustee, in its reasonable discretion, deems necessary or appropriate to fulfill the purpose of the Litigation Trust, unless otherwise specifically limited or restricted by the Plan or this Agreement:

3.4.1 hold legal title to the Litigation Trust Assets and to any and all rights of the Debtors and the Beneficiaries in or arising from the Litigation Trust Assets;

3.4.2 receive, maintain, conserve, supervise, prosecute, collect, settle, manage, adjust, invest, protect, enforce and where appropriate, cause the Litigation Trust to abandon, the Litigation Trust Assets, including causing the Litigation Trust to invest any moneys held as Litigation Trust Assets in accordance with the terms of section 3.8 hereof and pay taxes and other obligations owed by the Litigation Trust from the Litigation Trust Assets (or any reserves established by the Litigation Trustee);

3.4.3 open and maintain bank accounts on behalf of or in the name of the Litigation Trust;

3.4.4 cause the Litigation Trust to enter into any agreement or execute any document or instrument required by or consistent with the Plan, the Confirmation Order, or this Agreement, and to perform all obligations thereunder;

3.4.5 collect, liquidate all Litigation Trust Causes of Action to Cash, including the sale of any Litigation Trust Assets, and facilitate distributions to the Disbursing Agent for further distribution to Beneficiaries in accordance with this Agreement, the Plan, and the Confirmation Order;

3.4.6 protect and enforce the rights to the Litigation Trust Assets vested in the Litigation Trust and Litigation Trustee by this Agreement by any method deemed appropriate, including, without limitation, by judicial proceedings or otherwise;

3.4.7 cause the Litigation Trust, as appropriate, to review, investigate, analyze, compromise, adjust, arbitrate, mediate, pursue, prosecute, abandon, dismiss, exercise rights, powers and privileges with respect to, settle or otherwise resolve any Non-RSA GUC Claims in accordance with this Agreement, subject to (x) Article IV of this Agreement (y) Section 5.8(g) of the Plan, and (z) prior notice to, and coordination with, the Debtors, in accordance with and subject to section 6.2 of this Agreement;

3.4.8 cause the Litigation Trust, as appropriate, to review, investigate, analyze, compromise, adjust, arbitrate, mediate, pursue, prosecute, abandon, dismiss, exercise rights, powers and privileges with respect to, settle or otherwise resolve any Litigation Trust Causes of Action, in each case in accordance with this Agreement;

3.4.9 subject in all respects to Section 5.8(f) of the Plan, cause the Litigation Trust to seek the examination of any Person pursuant to Bankruptcy Rule 2004, provided that, for the avoidance of doubt, the Litigation Trust shall not be permitted to seek relief under Bankruptcy Rule 2004 as against (i) the Debtors, (ii) any current employees, officers or directors of the Debtors, (iii) the DIP Agent and DIP Lenders, (iv) the Prepetition Secured Parties, and (v) the Ad Hoc First Lien Group;

3.4.10 cause the Litigation Trust to employ or retain professionals, advisors, agents, independent contractors and third parties pursuant to this Agreement and pay the reasonable compensation thereof solely out of Litigation Trust Assets;

3.4.11 cause the Litigation Trust to pay all of its lawful expenses, debts, charges, taxes and other liabilities (including any taxes imposed on any Disputed Ownership Fund), and make all other payments relating to the Litigation Trust Assets, solely out of Litigation Trust Assets;

3.4.12 calculate, authorize, and cause distributions to be made to the Disbursing Agent after the provision for payment of all Litigation Trust Expenses, for the benefit of and ultimate distribution to the holders of Non-RSA GUC Claims under the Plan;

3.4.13 in the exercise of its business judgment and following the Effective Date, determine to reallocate all or a portion of any Incremental Non-RSA GUC Cash (if any) received after the Effective Date to fund the Litigation Trust;

3.4.14 coordinate with the Debtors and the Disbursing Agent with respect to the Claims Reconciliation Process (defined below), the Disputed Claims Reserve, Plan Distributions (as defined below), and the Register (as defined below);

3.4.15 cause the Litigation Trust to withhold from the amount distributable to any Person the maximum amount needed to pay any tax or other charge that the Litigation Trustee has determined, based upon the advice of its agents and/or professionals, may be required to be withheld from such distribution under the income tax or other laws of the United States or of any state or political subdivision thereof;

3.4.16 cause the Litigation Trust to make all tax withholdings, file tax information returns, file and prosecute tax refund claims, make tax elections by and on behalf of the Litigation Trust (except as would conflict with the treatment of the Litigation Trust as a Liquidating Trust or with the tax treatment of a Disputed Ownership Fund), and file tax returns for the Litigation Trust as a grantor trust under sections 671-679 et seq. of the IRC and Treasury Regulation section 1.671-4 pursuant to and in accordance with the Plan, the Confirmation Order, and this Agreement, and pay taxes, if any, payable for and on behalf of the Litigation Trust, any Disputed Ownership Fund, and the Disputed Claims Reserve, to be paid exclusively out of the Litigation Trust Assets; provided, however, that nothing contained herein shall provide the Litigation Trustee with authority or responsibility to file any tax returns for the Debtors’ estates, nor shall the Litigation Trust or the Litigation Trustee have any responsibility or liability in any capacity whatsoever for the filing of Debtors’ income tax returns for any period either prior to or after the Effective Date;

3.4.17 cause the Litigation Trust to abandon or donate to a qualified section 501(c)(3) of the Tax Code charitable organization any Litigation Trust Assets that the Litigation Trustee determines to be too impractical to distribute to Beneficiaries or of inconsequential value to the Litigation Trust and Beneficiaries;

3.4.18 cause the Litigation Trust to send annually to Beneficiaries, in accordance with the tax laws, a separate statement stating a Beneficiary’s interest in the Litigation Trust and its share of the Litigation Trust’s income, gain, loss, deduction or credit, and to instruct all such Beneficiaries to report such items on their federal tax returns;

3.4.19 cause the Litigation Trust or any Disputed Ownership Fund to seek an expedited determination of tax liability or refund under section 505 of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the termination of the Litigation Trust;

3.4.20 cause the Litigation Trust to establish such reserves for taxes, assessments and other expenses of administration of the Litigation Trust as may be necessary and appropriate for the proper operation of matters incident to the Litigation Trust;

3.4.21 cause the Litigation Trust to purchase and carry all insurance policies that the Litigation Trustee deems reasonably necessary or advisable and to pay all associated insurance premiums and costs;

3.4.22 undertake all administrative functions of the Litigation Trust, including overseeing the winding down and termination of the Litigation Trust;

3.4.23 exercise, implement, enforce, and discharge all of the applicable and relevant terms, conditions, powers, duties, and other provisions of the Plan, the Confirmation Order, and this Agreement; and

3.4.24 take all other actions consistent with the provisions of the Plan that the Litigation Trustee deems reasonably necessary or desirable to administer the Litigation Trust.

3.5 Authority to Prosecute and Settle Litigation Trust Causes of Action.

3.5.1 Subject to the provisions of this Agreement, the Plan and the Confirmation Order, the Litigation Trustee shall have the exclusive and absolute right to prosecute, pursue, not pursue, compromise, settle, resolve and/or abandon any or all Litigation Trust Causes of Action (including any counterclaims asserted against the Litigation Trust) as it determines in the best interests of the Beneficiaries, consistent with the purposes of the Litigation Trustee, and shall have no liability for the outcome of its decision except for any damages determined by a final non-appealable order from a court of competent jurisdiction to have resulted from the fraud, willful misconduct or gross negligence of the Litigation Trustee.

3.5.2 To the extent any action has been taken to prosecute or otherwise resolve any Litigation Trust Causes of Action prior to the Effective Date, where possible, the Litigation Trust shall be substituted for the Debtors in connection therewith in accordance with Rule 25 of the Federal Rules of Civil Procedure, made applicable to the litigation by Bankruptcy Rule 7025, and the caption with respect to such pending litigation shall be changed to the following, at the option of the Litigation Trust: “Cano Health Litigation Trust, by and through META Advisors LLC, solely in its capacity as the Litigation Trustee v. [Defendant]”. Without limiting the foregoing, the Litigation Trust, by and through the Litigation Trustee, may take any and all actions necessary or prudent to intervene as plaintiff, movant or additional party, as appropriate, with respect to any applicable Litigation Trust Causes of Action. For the avoidance of doubt, for purposes of exercising its powers in respect of the Litigation Trust Causes of Action, the Litigation Trust shall be deemed to be a representative of the Debtors’ estates pursuant to section 1123(b) of the Bankruptcy Code for the purpose of (i) enforcing the Litigation Trust Causes of Action and (ii) administering the Litigation Trust and distributing its assets to the Litigation Trust Beneficiaries.

3.5.3 Any determination by the Litigation Trustee with regard to the amount or timing of any settlement or other disposition of any Litigation Trust Causes of Action settled or disposed in accordance with the terms of this Agreement shall be conclusive and binding on the Beneficiaries and any other Person to the extent set forth in an order of a court of competent jurisdiction (including a Final Order issued by the Bankruptcy Court) approving such settlement or other disposition, to the extent any such order is required to be obtained to enforce any such determinations.

3.6 Abandonment. Notwithstanding the foregoing, if, in the Litigation Trustee’s reasonable judgment, any Litigation Trust Asset cannot be liquidated in a commercially reasonable manner or the Litigation Trustee believes in good faith that such property has inconsequential value to the Litigation Trust or its Beneficiaries, the Litigation Trustee shall have the right to cause the Litigation Trust to abandon or otherwise dispose of such property, including by donation of such property to a qualified section 501(c)(3) of the Tax Code charitable organization.

3.7 Agents and Professionals. The Litigation Trustee may, but shall not be required to, consult with and retain attorneys, financial advisors, accountants, appraisers, valuation experts, transfer agents, disbursing agents, and other agents or professionals the Litigation Trustee believes have qualifications necessary to assist in the administration of the Litigation Trust, including professionals previously retained by the Debtors or the Creditors’ Committee, and the Litigation Trustee may terminate any such agent or professional in its discretion. For the avoidance of doubt, and without limitation of applicable law, nothing in this Agreement shall limit the Litigation Trustee from engaging counsel or other professionals, including the Litigation Trustee itself or the Litigation Trustee’s firm or their affiliates, to perform services for the Litigation Trust. The Litigation Trustee may pay the reasonable salaries, fees and expenses of such professionals solely from the Litigation Trust Assets in the ordinary course of business.

3.8 Safekeeping and Investment of Trust Assets. All moneys and other assets received by the Litigation Trustee shall, until distributed or paid over as provided herein and in the Plan, be held in trust for the benefit of the Beneficiaries. Neither the Litigation Trust nor the Litigation Trustee shall have any liability for interest or producing income on any moneys received by them and held for the benefit of or payment to the Beneficiaries except as such interest or income shall actually be received by the Litigation Trust or Litigation Trustee, which shall be distributed to the Disbursing Agent for the benefit of, and thereafter distributed to, Beneficiaries as provided in the Plan. Except as otherwise provided by the Plan, the powers of the Litigation Trustee to invest any moneys held by the Litigation Trust, other than those powers reasonably necessary to maintain the value of the Litigation Trust Assets and to further the Litigation Trust’s liquidating purpose, shall be limited to powers to invest in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions, or other temporary liquid investments, such as treasury bills or money market funds; provided, however, that the scope of permissible investments shall be limited to include only those investments that both (i) a Disputed Ownership Fund may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (ii) a Liquidating Trust treated as a grantor trust pursuant to sections 671-677 et seq. of the IRC may be permitted to hold pursuant to Treasury Regulation section 301.7701-4(d) and section 3.09 of Rev. Proc. 94-45, 1994-2 C.B. 684, as modified by any IRS guidelines, rulings, or other controlling authorities. Notwithstanding the foregoing, the Litigation Trustee shall not be prohibited from engaging in any trade or business on its own account, provided that any such activity does not interfere or conflict with the Litigation Trustee’s administration of the Litigation Trust.

3.9 Maintenance and Disposition of Litigation Trust and Debtor Records. The Litigation Trustee shall maintain accurate records of the administration of Litigation Trust Assets, including receipts and disbursements and other activity of the Litigation Trust. To the extent of any Non-RSA GUC Claims reflected thereon, the Register may serve as the Litigation Trustee’s register of Litigation Trust Interests held by Beneficiaries. The books and records maintained by the Litigation Trustee and any records of the Debtors transferred to the Litigation Trust may be disposed of by the Litigation Trustee at the later of (i) such time as the Litigation Trustee determines that the continued possession or maintenance of such books and records is no longer necessary for the benefit of the Litigation Trust or its Beneficiaries and (ii) upon the termination and completion of the winding down or dissolution of the Litigation Trust.

3.10 Reporting Requirements. The Litigation Trustee shall provide the U.S. Trustee and the Bankruptcy Court the information and reports they may reasonably request concerning the administration of the Litigation Trust. In addition, the Litigation Trustee shall provide the Debtors with any information reasonably necessary for the completion and filing of quarterly reports until closure of the applicable Debtor’s chapter 11 case; provided, that a least one of the Debtors’ chapter 11 cases shall remain open until the Litigation Trustee completes the administration of the Litigation Trust and nothing herein shall obligate the Litigation Trustee to prepare or file any quarterly operating or other report of the Debtors or to pay any fees associated therewith.

3.11 No Bond Required; Procurement of Insurance. Notwithstanding any state or other applicable law to the contrary, the Litigation Trustee (including any successor Litigation Trustee) shall be exempt from giving any bond or other security in any jurisdiction and shall serve hereunder without bond. The Litigation Trustee is hereby authorized, but not required, to obtain all reasonable insurance coverage for itself, its agents, representatives, employees or independent contractors, including, without limitation, coverage with respect to the liabilities, duties and obligations of the Litigation Trustee and its agents, representatives, employees or independent contractors under this Agreement. The cost of any such insurance coverage shall be an expense of the Litigation Trust and paid out of Litigation Trust Assets.

ARTICLE IV

PROVISION OF COMPANY DATA WITH RESPECT TO LITIGATION TRUST ASSETS AND LITIGATION TRUST CAUSES OF ACTION

4.1 Initial Investigation Request. The Debtors shall make best efforts to begin to transfer on a rolling-basis, the documents identified in Annex 1 affixed hereto (the “Litigation Materials”) to the Litigation Trust (the “Data Transfer”) within 30 days following the Effective Date and to complete the Data Transfer no later than 45 days following the Effective Date. Any information provided to the Litigation Trust pursuant to this section may be used by the Litigation Trust solely for the purposes of pursuing the Litigation Trust Causes of Action. After the Data Transfer is complete, the Debtors, and their professionals, advisors, agents and representatives, will have no other obligations under this Agreement to provide information to the Litigation Trust and Litigation Trustee and their professionals in connection with the Litigation Trust Assets, including the Litigation Trust Causes of Action.

4.2 Prior to producing the Litigation Materials, the Debtors will endeavor to remove (i) personal communications for document custodians that are current officers, directors or employees of the Debtors or were current officers, directors or employees of the Debtors as of the date of this Agreement; (ii) all communications to, from or discussing advice provided by or communications with Weil, Gotshal & Manges LLP and Quinn Emanuel Urquhart & Sullivan LLP; and (iii) highly sensitive and/or competitive business information. The Debtors will provide the Litigation Trust and Litigation Trustee a detailed memo describing the process for removing the categories of documents listed in this paragraph from the Litigation Materials included in the Data Transfer.

4.2.1 All Litigation Materials provided as part of the Data Transfer shall be treated as “Highly Confidential” as that term is defined in the Confidentiality Agreement and Stipulation approved by the Bankruptcy Court at Docket No. 798-1 (the “Protective Order”); provided, however, that, to the extent produced in any subsequent litigation regarding the Litigation Trust Causes of Action, all Litigation Materials provided as part of the Data Transfer shall be subject to, and marked Confidential or Highly Confidential as may be appropriate under, a protective order in connection with such matter.

4.2.2 For the avoidance of doubt, the Litigation Trust, the Litigation Trustee (and its professionals) shall be authorized to receive, subject only to the limitations provided herein, all Litigation Materials and Privileged Materials produced to the Creditors’ Committee during the Chapter 11 Cases pursuant to that certain common interest agreement between the Debtors and the Creditors’ Committee, and the distribution of any attorney work product by the Creditors’ Committee to the Litigation Trust and/or the Litigation Trustee (and its professionals), shall be without waiver and in recognition of the common legal interest between the Creditors’ Committee and the Litigation Trust, and the Creditors’ Committee and Litigation Trust shall share ownership of any attorney-client privilege, work-product protection, or other privilege or immunity held by the Creditors’ Committee related to Litigation Trust Causes of Action and attaching to Litigation Materials.

4.2.3 Subsequent Litigation Requests. Only after the Litigation Trust has initiated a lawsuit by filing a complaint or similar action with respect to any Litigation Trust Causes of Action may it request additional documents or information from the Debtors in connection with the Litigation Trust Causes of Action, which requests, propounded on behalf of the Litigation Trust, shall be governed by and enforceable under Rule 45 of the Federal Rules of Civil Procedure (“Rule 45”) and Rule 9016 of the Federal Rules of Bankruptcy Procedure, including with respect to any objections and/or responses to such a request by the Debtors (the “Litigation Requests”); provided, that the Debtors agree to accept service of any Litigation Request by electronic mail at an email address to be provided by the Debtors no later than five business days after the Effective Date. Any disputes with respect to a Litigation Request shall be governed by Rule 45, except as to sufficiency of service.

4.2.4 Access to Witnesses and Professionals. Until the conclusion of any litigation related to any Litigation Trust Causes of Action and upon written request (including via email) by the Litigation Trustee (or its professionals) made with reasonable advance notice, the Debtors shall use reasonable efforts to provide the Litigation Trust (or its professionals) with reasonable access, on an informal basis, to (i) individuals then currently employed by or affiliated with the Debtors, (ii) former employees, officers, or directors who have continuing obligations to cooperate with the Debtors without the need for the Debtors to serve formal process (e.g., subpoenas) to secure their cooperation, (iii) then current professionals or advisors of the Debtors, or (iv) former professionals or advisors of the Debtors who have continuing obligations to cooperate with the Debtors. Any information provided to the Litigation Trust pursuant to this section may be used by the Litigation Trust solely for the purposes set forth in this Agreement. For the purposes of this section, no later than five business days after the Effective Date, the Debtors shall appoint a designated person(s) to whom such requests by the Litigation Trust or its professionals shall be made.

4.2.5 In the event that the Litigation Trust, in the course of pursuing the Litigation Trust Causes of Action, makes a formal request for testimony in a proceeding, such request shall be governed by and enforceable under Rule 45 of the Federal Rules of Civil Procedure and Rule 9016 of the Federal Rules of Bankruptcy Procedure, including with respect to any objections and/or responses to such a request by the Debtors (the “Testimony Requests”); provided, that the Debtors agree to accept service of any Testimony Request by electronic mail at an email address to be provided by the Debtors no later than five business days after the Effective Date. Any disputes with respect to a Testimony Request shall be governed by Rule 45, except as to sufficiency of service.

4.2.6 Discovery Responses. The Litigation Trust shall be solely responsible for addressing and responding to all discovery requests directed to the Litigation Trust related to the Litigation Trust Causes of Action. To the extent a formal or informal document request, subpoena, or other demand for production of Documents related to a Litigation Trust Cause of Action is served upon the Debtors by any party in an action in which the Litigation Trust is a named party and the Litigation Trust is in possession, custody, or control of all or part of the responsive Documents, the Debtors shall promptly notify the Litigation Trustee, and the Debtors shall have the option of requiring that the Litigation Trust produce such Documents instead of the Debtors. However, the Litigation Trust shall not be obligated to serve written responses and objections to such document request, subpoena, or other demand for production of Documents directed to the Debtors.

4.3 Authentication Materials.

4.3.1 Upon reasonable request of the Litigation Trust, the Debtors will provide the Litigation Trust with a declaration that establishes, to the best of their knowledge and to the greatest extent possible, the authentication of the Litigation Materials that were in the Debtors’ possession, custody, or control, and sufficient information concerning these materials to facilitate their admission into evidence. To the greatest extent possible, such declaration shall be in a form sufficient to render the Litigation Materials self-authenticating in accordance with Federal Rule of Evidence 902 (or an equivalent rule under applicable state or foreign law) and business records in accordance with Federal Rule of Evidence 803(6) (or an equivalent rule under applicable state or foreign law). Further, upon reasonable request, the Debtors shall, to the extent known, provide the Litigation Trust with the names of individuals with knowledge who can authenticate Documents produced by the Debtors to the Litigation Trust, including Litigation Materials, and prove their chain of custody in court proceedings, in accordance with the Federal Rules of Evidence, and shall take reasonable steps to secure the cooperation of those individuals to authenticate those Documents.

4.4 Document Retention. The Debtors shall preserve, or cause to be preserved, unless and until they are transferred to the Litigation Trust, Documents or information known or reasonably believed, or that upon reasonable inquiry the Debtors should know or reasonably believe, to be in any way related to the Litigation Trust Causes of Action until the earlier of (i) notification by the Litigation Trustee in writing that such records are no longer required to be preserved and (ii) 90 days following the conclusion of all litigation regarding the Litigation Trust Causes of Action, whether concluded by compromise, settlement, abandonment, final judgment, or any other resolution, including all appeals as to all parties to any such dispute. Notwithstanding Section 4.8 hereof, any cost or expense solely associated with such preservation shall be at the Debtors’ cost and expense. For the avoidance of doubt, the Debtors shall have no continuing obligations under this Agreement to preserve any Litigation Materials that have been transferred to the Litigation Trust. Nothing herein shall modify the Debtors’ document preservation obligations otherwise in existence by operation of law, including but not limited to if the Debtors are in receipt of a litigation hold notice, a subpoena, or other discovery requests.

4.5 Privileged Materials.

4.5.1 In no circumstances shall the provision of Litigation Materials to the Litigation Trust constitute a waiver, including a subject matter waiver, of any privilege held by the Debtors. Any attorney-client privilege, work-product privilege, or other privilege or immunity held by the Debtors related solely to Litigation Trust Causes of Action and attaching to the Litigation Materials (the “Privileged Materials”) shall be shared with the Litigation Trust. This sharing of privileges encompasses privileges held only by any of the Debtors, including any predecessors, boards, affiliated controlling boards, committee or sub-committees of the board or affiliated controlling board, or other designated entities or persons related to the Debtors for which the Debtors control such privileges. This provision and the extension of such privileges constitutes agreement that the Litigation Trust is the successor in interest to the Debtors solely with respect to the Litigation Trust Causes of Action, and there is a common legal interest between the Debtors and the Litigation Trust with respect to the Litigation Trust Causes of Action in connection with the sharing of and provision of access to Litigation Materials to the extent related to the Litigation Trust Causes of Action that are protected by the attorney-client privilege, work product doctrine, common interest, or other privilege or protection, and for purposes of confidentiality restrictions.

4.5.2 For the avoidance of doubt, the Debtors and the Litigation Trust shall share ownership of all applicable privileges, protections, or other immunities that may attach to the Privileged Materials, but the Debtors alone shall have the consent rights over disclosures of the Privileged Materials to third parties. The Litigation Trustee and the Debtors shall meet and confer in good faith to resolve any dispute regarding the existence of any privilege, protection or other immunities with respect to the Litigation Materials. Any disputes regarding the existence of any such privilege, protection or immunity that are not resolved between the Parties may be resolved by the Bankruptcy Court. In the event the Litigation Trustee desires to waive any privileges, protections or immunities that may attach to the Privileged Materials (the “Proposed Waiver”), the Litigation Trustee shall provide the Debtors with copies of all documents then-contemplated in connection with the Proposed Waiver (the “Proposed Waiver Disclosure”), its reason(s) for the Proposed Waiver, and request the Debtors’ consent to the Proposed Waiver, which consent shall not be unreasonably withheld. Any disputes regarding the Proposed Waiver that are not resolved between the Parties within fourteen (14) days of the Proposed Waiver Disclosure may be resolved by the Bankruptcy Court.

4.5.3 No Privileged Materials shall be disclosed, used, communicated, or shared by the Litigation Trust in a manner that would diminish or compromise the privileged status of such information absent express written consent of the Debtors.

4.5.4 If the Litigation Trust is ordered to disclose any Privileged Materials by any court over the Litigation Trust’s good faith objection, then it shall not be a violation of this Agreement for the Litigation Trust to comply with such order.

4.6 Preservation of Privileges and Defenses.

4.6.1 To the extent the Litigation Materials contain privileged information wholly unrelated to the Litigation Trust Causes of Action, the Debtors may, in writing (including via email) request the return of any such document (“Recalled Document”). A request for the return of a Recalled Document shall identify the specific document and the basis for clawing back such document, in whole or in part, from production. Further, with respect to any Recalled Document, the Litigation Trust shall immediately cease use or disclosure of such document, and the Debtors, if appropriate, shall within ten (10) Business Days provide a version of the document to the Litigation Trust that redacts any such privileged information.

4.6.2 If the Debtors request the return, pursuant to section 4.4.1 hereof, of any Recalled Document then in the custody of the Litigation Trust, the Litigation Trust shall either (a) within ten (10) Business Days (x) return, delete, or destroy the Recalled Document and all copies thereof, (y) undertake reasonable measures to obtain or confirm the deletion or destruction of any copies it produced to other parties, and (z) delete or destroy all notes or other work product reflecting the content of such Recalled Document, or alternatively (b) within ten (10) Business Days of receipt of such a request, challenge such request in accordance with section 13.2.10 hereof, but neither the Litigation Trust nor any other third party shall be entitled to contend that the provision of the Recalled Document pursuant to this Agreement constituted a waiver of any applicable privilege(s), protection(s), or immunity. In the event the Litigation Trust commences a challenge in connection with the Debtors’ request for return of a Recalled Document, then the Litigation Trust need not take the steps described in (a) of this paragraph in this section 4.5.2 until such challenge has been fully resolved, but the Litigation Trust may not use or disclose the Recalled Document (or work product reflecting the contents of the Recalled Document) unless and until the challenge is resolved in the Litigation Trust’s favor.

4.7 Confidentiality.

4.7.1 The Confidentiality Agreement and Stipulation shall be deemed modified as follows for the purposes of the Litigation Materials provided pursuant to this Agreement: The Litigation Trust may share documents designated as Highly Confidential only with: (i) any current employee, director, or professional of the Debtors; (ii) the Litigation Trustee (as well as stenographic, clerical, legal assistant employees, consultants, experts, and agents of the Litigation Trustee whose functions require access to Confidential Material), as applicable; (iii) retained professionals to the Litigation Trustee (as well as stenographic, clerical, legal assistant employees, consultants, experts, and agents of those professionals whose functions require access to Confidential Material), as applicable; (iv) experts and consultants engaged by the Litigation Trust for purposes of Litigation Trust Causes of Action litigation who agree in writing to the Debtors to keep such information confidential or highly confidential, as applicable; (v) third-party contractors engaged by the Litigation Trust for litigation support; (vi) any court or tribunal in respect of the Litigation Trust Causes of Action; and (vii) any other person upon agreement of the Litigation Trustee and the Debtors ((i)-(vii) collectively, the “Confidential Recipients”). Except as otherwise provided under section 4.5.2 hereof, the Litigation Trust shall not provide access to the Litigation Material to any individual or entity other than as expressly authorized under this Agreement

4.7.2 HIPAA Compliance. Further, with respect to any Documents and information produced pursuant to this Agreement, the Litigation Trustee shall undertake reasonable efforts to comply with, and ensure that its use of the Litigation Materials does not result in the unlawful disclosure of “protected health information” in violation of, any applicable legislative and regulatory requirements of privacy, security and electronic transaction components of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including 45 C.F.R. § 164.512(e) (2023) (“Privacy Regulation”). The Litigation Trustee shall also undertake reasonable efforts to ensure that a qualified protective order, as such term is used under HIPAA and the Privacy Regulation, governs the production or distribution of Documents and information in any litigation regarding any Litigation Trust Cause of Action, and, for the avoidance of doubt, such qualified protective order shall meet the standards required under the Privacy Regulation.

4.7.3 Litigation Materials transferred by the Debtors to the Litigation Trust shall be maintained by counsel to the Litigation Trust, on a secure, internal document database, and such counsel shall be the custodian of records under this Agreement and shall comply with all applicable state and federal laws, rules and regulations with respect to the security and non-disclosure of all HIPAA Protected Health Information or other personally identifiable information in the Litigation Materials.

4.7.4 Within 90 days of the conclusion of any litigation regarding a Litigation Trust Cause of Action, whether concluded by compromise, settlement, abandonment, final judgment, or any other resolution, including all appeals as to all parties to any such dispute, the Litigation Trustee shall take all commercially reasonable steps to destroy all Litigation Materials that include protected health information, as such term is defined under HIPAA and the Privacy Regulation, and all copies thereof in the possession of any person, except that: counsel may retain for its records their work product and a copy of court filings, deposition transcripts, deposition recordings, deposition exhibits, expert reports, exhibits introduced at any hearing, and Litigation Material that is auto-archived or otherwise “backed up” on electronic management and communications systems or servers, or as may be required for regulatory recordkeeping purposes; provided that such retained documents will continue to be treated as provided in a qualified protective order governing document sharing in such litigation, which qualified protective order shall meet all HIPAA and Privacy Regulation requirements. The Litigation Trustee shall verify the destruction of Litigation Materials that include protected health information in writing to the Debtors.

4.7.5 The terms of the Confidentiality Agreement and Stipulation shall apply to any Litigation Material, with the following additional modifications: (i) the Confidential Recipient shall provide thirty (30) days’ written notice (unless exigent circumstances do not afford time for such notice, in which case the Confidential Recipient shall provide as much written notice as reasonably possible) to the Debtors before disclosing any Confidential Material to the Bankruptcy Court or other court of competent jurisdiction orally or in writing to allow the Debtors to obtain a protective order or agreement limiting disclosure of such material to other parties or to the public; and (ii) in the event that the Confidential Recipient is required or requested (a) by a court of competent jurisdiction; (b) in connection with a foreign proceeding or litigation; or (c) by a federal, state, or local governmental or regulatory body, in each case, to disclose any Confidential Material supplied to the Confidential Recipient, the Confidential Recipient will provide the Debtors with prompt written notice of such request or requirements so that the Debtors and/or their affiliates may seek, at their sole cost and expense, an appropriate protective order or agreement and/or seek appropriate approvals from the Bankruptcy Court and/or any other court, tribunal, or governmental or regulatory body having jurisdiction over the relevant action, litigation, proceeding, or hearing, as applicable; and in the absence of a protective order or the receipt of a waiver hereunder, the Confidential Recipient may disclose only that portion of the Confidential Material that it is legally compelled to disclose.

4.8 Costs. The Data Transfer contemplated under this Agreement shall be provided at no cost or expense to the Litigation Trust. The Litigation Trust and the Debtors shall otherwise bear their own costs associated with this Agreement. The Debtors reserve the right to seek costs in connection with any discovery subsequently sought from the Debtors subsequent to completing the Data Transfer.

ARTICLE V

SIMPLY/MSP PROCEEDS AND CPE ASSET SALE PROCEEDS

5.1 Simply/MSP Proceeds.

5.1.1 The Debtors shall (a) keep the Litigation Trustee reasonably informed through periodic written reports as material developments occur, about the status and progress of the MSP Claims, Simply Claims and Simply Litigation (except for any information that constitutes attorney client work product or proprietary information, subject to any confidentiality agreement or common interest agreement which may be entered into by the Litigation Trustee and the Debtors), (b) unless expressly restricted from doing so (and the Debtors shall use commercially reasonable efforts to address any such restriction), and where such restriction cannot be addressed through a common interest agreement, inform the Litigation Trustee regarding any settlement discussions, and (c) exercise commercially reasonable efforts to prosecute the applicable Claims and litigations expeditiously and in good faith until settlement or final resolution, without undue delay.

5.1.2 The Debtors shall inform the Litigation Trustee as to the identity and fee arrangements and retention letters with each of the professionals representing the Debtors in connection with the MSP Claims, Simply Claims, Simply Litigation and Simply/MSP Proceeds, and inform the Litigation Trustee prior to retaining any new professionals or adjusting any fee arrangements.

5.2 CPE Assets.

5.2.1 CPE Asset Sale Process. The Debtors agree that, from and after the date hereof for a period of 180 days (the “Initial CPE Sale Period”), the Litigation Trustee (or its professionals acting on its behalf) shall be authorized and empowered to market and sell the CPE Assets. During the Initial CPE Sale Period, the Litigation Trustee (or its professionals acting on its behalf), in its sole discretion, may, and is hereby irrevocably authorized to, in its own name or in the name of any one or more of the Debtors, (a) identify, solicit, engage and negotiate with prospective buyers regarding the sale of all or any portion of the CPE Assets pursuant to one or more sale transactions (each, a “CPE Asset Sale Transaction”), (b) enter into a definitive purchase agreement and/or such other definitive documentation as the Litigation Trustee deems appropriate with respect to any one or more CPE Asset Sale Transactions (collectively, with respect to any CPE Asset Sale Transaction, the “CPE Asset Sale Documentation”), and (c) consummate the CPE Asset Sale Transactions, on the terms and subject to the conditions set forth in the applicable CPE Asset Sale Documentation. Further, during the Initial CPE Sale Period, the Litigation Trustee shall have complete discretion over the terms and conditions of any CPE Asset Sale Transaction and the CPE Asset Sale Documentation with respect thereto, including the purchase price, payment terms, conditions to closing, timing of closing, representations and warranties, releases, holdbacks and escrows, and any waivers or amendments of any such terms and conditions and is hereby authorized to engage professional advisors, including legal counsel and financial advisors, for the purposes of advising the Litigation Trustee with respect to the CPE Asset marketing process and any CPE Asset Sale Transactions.

5.2.2 Debtor Cooperation. During the Initial CPE Sale Period, the Debtors shall retain all of their right, title and interest in and to all of the CPE Assets unless and until the applicable CPE Assets are sold in a CPE Asset Sale Transaction, and the Debtors shall not (x) encumber, grant any liens upon or security interests in, or otherwise take any action that adversely affects title to, the CPE Assets or any of them; provided, that the CPE Assets may be encumbered by the Liens provided by the Exit Facility Documents solely in respect of the value or proceeds thereof that, in conjunction with the Simply/MSP Proceeds and the De Minimis Asset Sale Proceeds (in an amount up to the De Minimis Asset Sale Proceeds Cap), exceeds $1,000,000.00, or (y) sell, transfer, assign, convey or otherwise dispose of any CPE Assets except with the prior written consent of the Litigation Trustee. The Debtors shall provide such reasonable cooperation as the Litigation Trustee may reasonably request from time to time with respect to the CPE Asset marketing process or any CPE Asset Sale Transaction, including with respect to providing physical access to the CPE Assets during business hours following receipt of advance notice, maintaining existing levels of insurance coverage for the CPE Assets, reasonably preserving the current condition and state of repair of the CPE Assets, negotiating with prospective buyers, entering into CPE Asset Sale Documentation, consummating CPE Asset Sale Transactions, and taking any and all such further reasonable action in connection therewith as the Litigation Trustee may deem reasonably necessary or advisable in order to consummate any CPE Asset Sale Transaction; provided that, subject to section 5.2.4 of this Agreement, the Debtors shall not be required to incur out of pocket costs or expenses in connection with providing such cooperation except to the extent required to maintain such levels of insurance coverage. In connection with any CPE Asset Sale Transaction, the Debtors shall execute and deliver all such agreements, instruments and other documents, and take all such reasonable actions, as the Litigation Trustee may reasonably request from time to time, to provide for the CPE Assets that are sold pursuant to such CPE Asset Sale Transaction to be conveyed and transferred to the purchaser thereunder, free and clear of all Claims, Liens, Interests and encumbrances, at the closing of such transaction.

5.2.3 Power of Attorney. During the Initial Sale Period, in furtherance of the Litigation Trustee’s authority, power and rights pursuant to this Section 5.2, each of the Debtors hereby irrevocably appoints the Litigation Trustee as such Debtor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Debtor and in the name of such Debtor or in its own name, with the power, authority and right, in the name of such Debtor or its own name, to execute and deliver any and all CPE Asset Sale Documentation and to consummate the transactions contemplated thereby, and to take any and all such actions, as the Litigation Trustee determines is reasonably necessary or advisable in connection with any CPE Asset Sale Transaction. The powers of attorney granted by the Debtors pursuant to this paragraph are coupled with an interest, are irrevocable, and shall not be affected by and shall survive the bankruptcy, insolvency, liquidation, dissolution or winding up of, or any merger, consolidation or similar transaction involving, any such Debtor.

5.2.4 Maintenance Costs and Expense Reimbursement. During the Initial Sale Period, the Debtors shall be responsible for (x) the cost of storing the CPE Assets, the costs of maintaining existing levels of insurance coverage for the CPE Assets and the costs of reasonably preserving the current condition and state of repair of the CPE Assets, and (y) costs, fees, charges and expenses incurred by the Litigation Trustee, Cole Schotz, P.C., Genesis Credit Partners LLC and/or another professional selected by the Litigation Trustee that is reasonably acceptable to the Reorganized Debtors in connection with the marketing and sale of the CPE Assets up to an aggregate amount of $75,000 (the “CPE Marketing Cap”). The Litigation Trustee and/or professionals retained by the Litigation Trustee on the terms set forth herein shall provide fee statements (in the case of attorneys, with reasonably detailed time entries), on a monthly basis, subject to reimbursement by the Debtors within ten (10) business days’ receipt thereof,, unless, within such ten business day period, the Debtors dispute the reasonableness of any such amounts sought for reimbursement, in which case, the Debtors and the affected party shall meet and confer in good faith in an attempt to resolve any such dispute (and any undisputed fees shall be paid upon the expiration of such ten (10) business day period); provided, however, that in the event the parties are unable to resolve such dispute, the Debtors shall file an objection with the Bankruptcy Court within such ten (10) business day period, and the disputed fees shall not be paid absent order of the Bankruptcy Court that such fees are reasonable. For the avoidance of doubt, for purposes of this section 5.2.4, (i) the Litigation Trustee or its professionals may only seek reimbursement for fees, costs, charges and expenses incurred in connection with the marketing and sale of the CPE Assets up to the CPE Marketing Cap and (ii) the Debtors shall not be responsible for any fees or costs associated with the transfer, disassembly, reassembly, shipping, or handling of the CPE Assets, to the extent sold.

5.2.5 Right of First Refusal. Following the Initial CPE Sale Period, the Litigation Trustee may elect to take title to the CPE Assets (the “CPE Title Transfer Election”), in which case (i) any and all the Debtors’ rights, title and interests under and to the CPE Assets shall be transferred to and vest in the Litigation Trust free and clear of all Claims, Liens, encumbrances, charges and other interests (each as defined in the Plan) and (ii) the Litigation Trustee shall bear all go-forward costs associated with the transfer and possession of the CPE Assets, including, but not limited to, storage, maintenance, upkeep, insurance, security, and ancillary costs, as well as any further costs associated with the sale and marketing of the CPE Assets, in each case to the extent applicable. The Litigation Trustee will have ten (10) days following expiry of the Initial CPE Sale Period to make the CPE Title Transfer Election and, absent such election, (i) the Reorganized Debtors may promptly dispose of the CPE Assets and (ii) all other rights of the Litigation Trustee with respect to such assets shall terminate.

5.2.6 CPE Asset Sale Proceeds. Promptly following the consummation of any CPE Asset Sale Transaction, the Debtors shall remit all such proceeds from the CPE Asset Sale Transaction (as and to the extent required under the Plan and Confirmation Order) to the Litigation Trustee. In addition, following the receipt of any insurance proceeds resulting from the loss or damage of any of the CPE Assets, the Debtors shall remit all such proceeds (as and to the extent required by the Plan and Confirmation order) to the Litigation Trustee. If the Litigation Trustee makes the CPE Title Transfer Election in compliance with Section 5.2.5 and subsequently sells the CPE Assets in an amount which exceeds, together with the Simply/MSP Proceeds and the De Minimis Asset Sale Proceeds (in an amount up to the De Minimis Asset Sale Proceeds Cap), $1,000,000.00, then the Litigation Trustee shall remit any such excess proceeds to the Reorganized Debtors promptly following receipt of the same.

ARTICLE VI

CLAIMS RECONCILATION PROCESS

6.1 Claims Reconciliation Process. From and after the Effective Date, the Debtors shall be responsible for the Claims Reconciliation Process; provided, however, that the prior written consent of the Litigation Trustee (which consent shall not be unreasonably withheld, conditioned or delayed) shall be required with respect to the allowance of any Non-RSA GUC Claim that is (x)(i) asserted in the amount of $200,000 or more and (ii) is proposed to be Allowed at more than 50% of its asserted amount, (y) is proposed to be Allowed in an amount of $1 million or more, or (z) held by an affiliate or insider of the Debtors. Notwithstanding the immediately preceding sentence, the Litigation Trust shall be responsible for, and have standing in the Chapter 11 Cases in respect of, the Claims Reconciliation Process with respect to the Exposito Claims (as defined in the Plan). Notwithstanding anything contained herein to the contrary, absent the prior written consent of the Litigation Trustee (such consent not to be unreasonably withheld), the Debtors shall not impose or allocate liabilities to the Litigation Trustee, in his capacity as such, or the Litigation Trust Assets.

6.2 Standing of Litigation Trustee. Notwithstanding the foregoing, the Litigation Trustee shall have standing in the Chapter 11 Cases in respect of any Non-RSA GUC Claims and the Claims Reconciliation Process, including the right (but not the obligation) to object to Non-RSA GUC Claims and/or any proposed settlements by and between the Debtors and any holder of a Non-RSA GUC Claim, subject to prior notice to, and coordination with, counsel to the Debtors, which notice must be in writing (email being acceptable). The Litigation Trustee shall provide three (3) business days’ notice (email being sufficient) of its intent to file an objection prior to filing such an objection. In the event the Litigation Trustee exercises its right to object to any Non-RSA GUC Claims or object to any proposed settlements, the Litigation Trust shall solely bear the cost of such objection, which costs shall be paid solely from Litigation Trust Assets.

6.3 Claims Objection Procedures. The Debtors shall be entitled to seek, in consultation with the Litigation Trustee, Bankruptcy Court approval of procedures governing the resolution or reconciliation of Non-RSA GUC Claims.

6.4 Register. The Disbursing Agent shall be responsible for maintaining (or engaging a claims agent to maintain) a register (the “Register”) for purposes of recording ownership of Litigation Trust Interests. No transfer of a Litigation Trust Interest shall be effective unless and until recorded in the Register. The Disbursing Agent shall, upon the written request of a Beneficiary (and at the Beneficiary’s expense), provide reasonably adequate documentation evidencing such Beneficiary’s Litigation Trust Interest, as indicated on the books and records of the Disbursing Agent.

6.5 Plan Distributions. The Disbursing Agent shall be responsible for administering distributions of Litigation Trust Distributable Proceeds received from the Litigation Trust under Article VII of this Agreement to Beneficiaries under the Plan (“Plan Distributions”). The Debtors shall be responsible for the payment of all fees, costs and expenses associated with the Disbursing Agent’s administration of the Plan Distributions.

6.6 Disputed Claims Reserve Taxes. All taxes imposed on assets or income of the Disputed Claims Reserve, and any expenses associated with maintaining the Disputed Claims Reserve, shall be payable by the Litigation Trust from Litigation Trust Assets.

6.7 Fee and Expenses. Other than as set forth in this Agreement, the Debtors shall be responsible for the payment of all fees, costs and expenses associated with the Claims Reconciliation Process, including the fees and expenses incurred by professionals selected by the Debtors and any claims agent appointed by the Debtors in connection with the Claims Reconciliation Process, and the Litigation Trust shall not be liable or responsible for any such fees or expenses except as otherwise expressly provided in this Agreement; provided, however, notwithstanding the foregoing, from and after the Effective Date, the Debtors shall be responsible for the payment of all reasonable fees, costs, charges and expenses of the Litigation Trustee and its counsel, Cole Schotz, P.C., in connection with the Litigation Trustee’s reconciliation, resolution of and/or objection to, including any action seeking to subordinate, the Exposito Claims, subject to the compensation procedures set forth in section 5.2.4 hereof

6.8 Cooperation; Reporting. The Debtors and the Litigation Trustee shall consult one another and reasonably cooperate with respect to Plan Distributions and the Register. The Debtors and Litigation Trustee shall keep each other reasonably informed about the progress of the Claims Reconciliation Process, and the Debtors’ shall provide monthly written reports summarizing the status of the Claims Reconciliation Process in reasonable detail; provided, that the Debtors shall not be required to report or provide any information that is determined by the Debtors, in their sole discretion, to be protected by attorney/client privilege or the attorney work product doctrine, or that could result in the disclosure of confidential, proprietary company information (subject to any confidentiality agreement or common interest agreement which may be entered into by the Litigation Trustee and the Debtors). The Disbursing Agent shall keep the Litigation Trustee and the Debtors reasonably informed about updates and modifications to the Register. Both the Debtors and the Litigation Trustee shall have access to information regarding the Disputed Claims Reserve.

ARTICLE VII

DISTRIBUTIONS OF LITIGATION TRUST DISTRIBUTABLE PROCEEDS

7.1 Distribution of Litigation Trust Distributable Proceeds. Following the transfer of Litigation Trust Assets to the Litigation Trust, the Litigation Trustee shall make continuing efforts on behalf of the Litigation Trust to collect, liquidate, and distribute all Litigation Trust Distributable Proceeds, if any, to the Disbursing Agent for the benefit of and further distribution to Beneficiaries in accordance with the Plan and Confirmation Order, except that the Litigation Trust may retain an amount of (and may establish one or more reserves to meet) Litigation Trust Assets determined by the Litigation Trustee to be reasonably necessary to maintain the value of the Litigation Trust Assets, satisfy incurred and estimated future Litigation Trust Expenses and any expenses, claims and contingent liabilities of the Litigation Trust and Litigation Trustee, and the retention of such amounts may preclude distributions to the Disbursing Agent.

7.2 Right to Rely on Professionals. Without limitation of the generality of section 9.6 of this Agreement, in determining the amount of any distribution of Litigation Trust Distributable Proceeds to the Disbursing Agent, the Litigation Trustee may rely and shall be fully protected in relying on the advice and opinion of the Litigation Trust’s counsel, financial advisors, accountants, and other professionals.

7.3 Method and Timing of Distributions. Distributions of Litigation Trust Distributable Proceeds to the Disbursing Agent for the benefit of and distribution to Beneficiaries under the Plan will be made from the Litigation Trust in accordance with the terms of this Agreement.

7.4 Periodic Distribution; Withholding. The Litigation Trustee shall make distributions from the Litigation Trust to the Disbursing Agent for further distribution to the Beneficiaries at least annually, to the extent it determines the Litigation Trust has sufficient cash available for distribution from all net cash income and all other cash received by the Litigation Trust, and the Litigation Trustee is otherwise authorized to make distributions from the Litigation Trust to the Disbursing Agent for further distribution to the Beneficiaries at any time following the Effective Date if it determines, upon the exercise of its business judgment, after consulting with its professionals, that making a distribution is in the best interests of the Beneficiaries; provided, however, that the Litigation Trustee may, to the extent consistent with applicable law as to liquidating trusts (e.g., Rev. Proc. 82-58, 1982-2 C.B. 847, as amplified by Rev. Proc. 91-15, 1991-1 C.B. 484 and Rev. Proc. 94-45, 1994-2 C.B. 684), retain such amounts (i) as are reasonably necessary to meet contingent liabilities, and to maintain the value of the Litigation Trust Assets during the term of the Litigation Trust, (ii) to pay reasonable administrative expenses including, without limitation, the compensation and the reimbursement of reasonable, actual and necessary costs, fees (including attorneys’ fees) and expenses of the Litigation Trustee in connection with the performance of the Litigation Trustee’s duties in connection with this Agreement and any amounts owed to the Litigation Trustee pursuant to the terms hereof, and (iii) to satisfy all other liabilities incurred or assumed by the Litigation Trust (or to which the Litigation Trust Assets are otherwise subject) in accordance with this Agreement. The Litigation Trustee, in its discretion, may cause the Litigation Trust (including by directing the Disbursing Agent), to withhold and/or pay to the appropriate tax authority from amounts distributable from the Litigation Trust to any Beneficiary any and all amounts as may be sufficient to pay the maximum amount of any tax or other charge that has been or might be assessed or imposed by any law, regulation, rule, ruling, directive, or other governmental requirement on such Beneficiary or the Litigation Trust with respect to the amount to be distributed to such Beneficiary. The Litigation Trustee shall determine such maximum amount to be withheld by the Disbursing Agent, in its sole, reasonable discretion and shall direct the Disbursing Agent to distribute to the Beneficiary any excess amount withheld. In the alternative, the Litigation Trustee may direct the Disbursing Agent to determine any amounts to be withheld in respect of distributions to Beneficiaries described in the preceding two sentences, in its reasonable discretion. All amounts properly withheld or deducted from distributions to the Beneficiary as required by applicable law and paid over to the applicable taxing authority for the account of such Beneficiary shall be treated as part of the distribution to such Beneficiary. To the extent that the operation of the Litigation Trust or the liquidation of the Litigation Trust Assets creates a tax liability imposed on the Litigation Trust, the Litigation Trust shall timely pay such tax liability and any such payment shall be considered a cost and expense of the operation of the Litigation Trust payable without Bankruptcy Court order.

7.5 IRS Forms. The Litigation Trustee may direct the Disbursing Agent to require any holder of a Non-RSA GUC Claim to complete the appropriate IRS Form W-8 or IRS Form W-9 as a prerequisite to receiving any distribution under the Plan. If a holder of a Non-RSA GUC Claim does not so provide to the Disbursing Agent within ninety (90) days of written request with all documentation, that in the Litigation Trustee’s reasonable business judgment, is necessary to determine that all tax withholding and reporting requirement for such Non-RSA GUC Claim, including a IRS Form W-8 or IRS Form W-9, the distribution on such Non-RSA GUC Claim shall be deemed disallowed and expunged in its entirety and the funds shall become Litigation Trust Assets and redistributed to the other holders of Allowed Non-RSA GUC Claims in accordance with the terms of the Plan and Confirmation Order.

ARTICLE VIII

BENEFICIARIES

8.1 Interest Beneficial Only. The ownership of a Litigation Trust Interest shall not entitle any Beneficiary, the Debtors to any title in or to, or possession, management or control of, any of the Litigation Trust Assets or to any right to call for a partition or division of such assets or to require an accounting.

8.2 Ownership of Beneficial Interests Hereunder. Each Beneficiary shall own a Litigation Trust Interest that shall, subject to section 8.7 of this Agreement and the Plan, be entitled to a distribution in the amounts, and at the times, set forth in this Agreement and the Plan.

8.3 Evidence of Beneficial Interest. Ownership of a Litigation Trust Interest in the Litigation Trust shall not be evidenced by any certificate, security, or receipt or in any other form or manner whatsoever, except as maintained on the Register (as defined below) maintained by the Debtors or the Disbursing Agent (copies of which shall be provided to the Litigation Trustee upon request).

8.4 No Right to Accounting. Neither the Beneficiaries nor their successors, assigns, creditors, nor any other Person shall have any right to an accounting by the Litigation Trustee, and the Litigation Trustee shall not be obligated to provide any accounting to any Person. Nothing in this Agreement is intended to require the Litigation Trustee at any time or for any purpose to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust or as a condition for making any advance, payment, or distribution out of proceeds of Litigation Trust Assets.

8.5 No Standing. Except as expressly provided in this Agreement, no Beneficiary shall have standing to direct or to seek to direct the Litigation Trust or Litigation Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any Person upon or with respect to the Litigation Trust Assets.

8.6 Requirement of Undertaking. The Litigation Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Litigation Trustee for any action taken or omitted by it as Litigation Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys’ fees, against any party litigant in such suit; provided, however, that the provisions of this section 8.6 shall not apply to any suit by the Litigation Trustee.

8.7 Limitation on Transferability. It is understood and agreed that the Litigation Trust Interests shall be non-transferable and non-assignable except by will, intestate succession or by operation of law. An assignment by operation of law shall not be effective until appropriate notification and proof thereof is submitted to the Litigation Trustee, and the Litigation Trustee may continue to cause the Litigation Trust to pay all amounts to or for the benefit of the assigning Beneficiaries until receipt of proper notification and proof of assignment by operation of law. The Litigation Trustee may rely upon such proof without the requirement of any further investigation.

8.8 Effect of Death, Dissolution, Incapacity, or Bankruptcy of Beneficiary. The death, dissolution, incapacity, or bankruptcy of a Beneficiary during the term of the Liquidating Trust shall not operate to terminate the Liquidating Trust during the term of the Liquidating Trust nor shall it entitle the representative or creditors of such deceased, incapacitated or bankrupt Beneficiary to an accounting or to take any action in any court or elsewhere for the distribution of the Liquidating Trust Assets or for a partition thereof, nor shall it otherwise affect the rights and obligations of the Beneficiary under this Agreement or such Beneficiary’s interests in the Liquidating Trust or the Liquidating Trust Assets.

8.9 Exemption from Registration. The Litigation Trust Interests, and the rights of the Beneficiaries to receive Litigation Trust Distributable Proceeds (if any), shall not constitute “securities” under applicable law, and shall not be registered pursuant to the Securities Act. However, if it is determined that the Litigation Trust Interests and the Beneficiaries’ rights to receive Litigation Trust Distributable Proceeds (if any) constitute “securities,” the exemption from registration under section 1145 of the Bankruptcy Code is intended to be applicable to such securities, and such securities would be exempt from registration. No party to this Agreement shall make a contrary or different contention.

ARTICLE IX

THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

9.1 Parties Dealing With the Litigation Trustee. In the absence of actual knowledge to the contrary, any Person dealing with the Litigation Trust or the Litigation Trustee shall be entitled to rely on the authority of the Litigation Trustee or any of the Litigation Trustee’s agents to act in connection with the Litigation Trust Assets. There is no obligation of any Person dealing with the Litigation Trustee to inquire into the validity or expediency or propriety of any transaction by the Litigation Trustee or any agent of the Litigation Trustee.

9.2 Limitation of Litigation Trustee Liability.

9.2.1 The Litigation Trustee shall have fiduciary duties to the Beneficiaries consistent with the fiduciary duties that a member of an official committee appointed pursuant to section 1102 of the Bankruptcy Code has to the constituents represented by such committee, and shall exercise its responsibilities accordingly; provided, however, that the Litigation Trustee shall not owe any fiduciary obligations to any defendants or adverse parties to the Litigation Trust Causes of Action, it being the intent that the Litigation Trustee’s duties are to maximize the value of the Litigation Trust Assets, including the Litigation Trust Causes of Action.

9.2.2 Without limiting the Litigation Trustee’s fiduciary duties described above, the Litigation Trustee need not provide notice to or obtain an order or approval of the Bankruptcy Court in the exercise of any power, right or discretion conferred hereunder. In exercising the rights granted herein, the Litigation Trustee shall exercise the Litigation Trustee’s business judgment, for the benefit of the Beneficiaries, in order to properly manage the affairs of the Litigation Trust, safeguard the interests of all Beneficiaries, and maximize the value of the Litigation Trust Assets after giving due regard to the cost, risk and delay of any course of action.

9.2.3 However, notwithstanding anything herein to the contrary, neither the Litigation Trustee nor any of its firms, companies, affiliates, partners, officers, directors, members, employees, professionals, advisors, attorneys, financial advisors, investment bankers, representatives, disbursing agent or other agents, or any of such Person’s successors and assigns, shall incur any responsibility or liability to any Person by reason of any error of law or fact or of any matter or thing done or suffered or omitted to be done arising under, in connection with or related to this Agreement, whether sounding in tort, contract, or otherwise, except for fraud, gross negligence, or willful misconduct that is found by a final judgment of a court of competent jurisdiction (not subject to further appeal or review) to be the direct and primary cause of loss, liability, damage, or expense suffered by the Litigation Trust. In no event shall the Litigation Trustee Parties be liable for indirect, punitive, special, incidental or consequential damage or loss (including, but not limited to, lost profits) whatsoever, even if the Litigation Trustee has been informed of the likelihood of such loss or damages and regardless of the form of action. Without limiting the foregoing, the Litigation Trustee shall be entitled to the benefits of the limitation of liability and exculpation provisions set forth in the Plan and the Litigation Trustee shall be entitled to the benefits of the limitation of liability and exculpation provisions set forth in the Confirmation Order.

9.3 No Liability for Acts of Other Persons. None of the Persons identified in the immediately preceding section 6.2 of this Agreement shall be liable for the act or omission of any other Person identified in that section.

9.4 No Liability for Acts of Predecessors. No successor Litigation Trustee shall be in any way liable or responsible for the acts or omissions of any Litigation Trustee in office prior to the date on which such successor becomes the Litigation Trustee, unless a successor Litigation Trustee expressly assumes such liability or responsibility.

9.5 No Liability for Good Faith Error of Judgment. The Litigation Trustee shall not be liable for any error of judgment made in good faith, unless it shall be finally determined by a final judgment of a court of competent jurisdiction (not subject to further appeal or review) that the Litigation Trustee was grossly negligent in ascertaining the pertinent facts.

9.6 Reliance by Litigation Trustee on Documents and Advice of Counsel or Other Persons. Except as otherwise expressly provided herein, the Litigation Trustee may rely upon, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Litigation Trustee also may engage and consult with its respective legal counsel and other agents and advisors, and shall not be liable for any action taken, omitted, or suffered in reliance upon the advice of such counsel, agents, or advisors.

9.7 No Liability For Acts Approved by Bankruptcy Court. The Litigation Trustee shall have the right at any time to seek instructions from the Bankruptcy Court concerning the administration of the Litigation Trust or disposition of the Litigation Trust Assets. The Litigation Trustee shall not be liable for any act or omission that has been approved by the Bankruptcy Court, and all such actions or omissions shall conclusively be deemed not to constitute fraud, gross negligence, or willful misconduct.

9.8 No Personal Obligation for Trust Liabilities. Except as otherwise provided herein, Persons dealing with the Litigation Trustee shall have recourse only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trustee to any such Person in carrying out the terms of this Agreement, and the Litigation Trustee shall have no personal, individual obligation to satisfy any such liability.

9.9 Indemnification. The Litigation Trustee and each of its respective accountants, agents, assigns, attorneys, bankers, consultants, directors, employees, executors, financial advisors, investment bankers, real estate brokers, transfer agents, independent contractors, managers, members, officers, partners, predecessors, principals, professional persons, representatives, affiliate, employer and successors (each, an “Indemnified Party”) shall be indemnified for, and defended and held harmless against, by the Litigation Trust and solely from the Litigation Trust Assets, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including the reasonable fees and expenses of their respective professionals) actually incurred, for any action taken, suffered, or omitted to be taken by the Indemnified Parties in connection with the acceptance, administration, exercise, and performance of their duties under the Plan or this Agreement, as applicable, if the applicable Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Litigation Trust or its Beneficiaries, except if such loss, liability or damage is determined by a Final Order of a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Indemnified Party asserting indemnification. An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence, willful misconduct, or fraud. The amounts necessary for the indemnification provided in this section (including, but not limited to, any costs and expenses incurred in enforcing the right of indemnification in this section) shall be paid by the Litigation Trustee out of the Litigation Trust Assets. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust expense or claim or other liability of the Litigation Trust, and no Person shall have any recourse to the Litigation Trustee personally for the payment of any such expense or liability. The indemnification provided in this section shall survive the death, dissolution, incapacity, resignation or removal of the Litigation Trustee, Indemnified Party or the termination of the Litigation Trust, and shall inure to the benefit of each Indemnified Party’s heirs and assigns. For the avoidance of doubt, the Debtors shall not be liable under any circumstances for any actions taken or not taken by the Litigation Trust or the Litigation Trustee. The Litigation Trustee shall not be liable under any circumstances for any act or omission by the Debtors or the Disbursing Agent.

9.9.1 Expense of Litigation Trust; Limitation on Source of Payment of Indemnification. All indemnification liabilities of the Litigation Trust under section 9.9 of this Agreement shall be Litigation Trust Expenses. The amounts necessary for such indemnification and reimbursement shall be paid by the Litigation Trust out of the available Litigation Trust Assets after reserving for all actual and anticipated expenses and liabilities of the Litigation Trust. The Litigation Trustee shall not be personally liable for the payment of any Litigation Trust Expense or claim or other liability of the Litigation Trust, and no Person shall have any recourse to the Litigation Trustee or other Indemnified Parties personally for the payment of any such expense or liability.

9.9.2 Procedure for Current Payment of Indemnified Expenses; Undertaking to Repay. The Litigation Trust shall reasonably promptly pay an Indemnified Party all amounts subject to indemnification under section 9.9 of this Agreement on submission of invoices for such amounts by the Indemnified Party. By accepting any indemnification payment, the Indemnified Party undertakes to repay such amount promptly if it is determined that the Indemnified Party is not entitled to be indemnified under this Agreement. The Bankruptcy Court shall hear and finally determine any dispute arising out of section 9.9 of this Agreement.

9.10 No Implied Obligations. The Litigation Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Litigation Trustee.

9.11 Confirmation of Survival of Provisions. Without limitation in any way of any provision of this Agreement, the provisions of this Article IX shall survive the death, dissolution, liquidation, incapacity, resignation, replacement, or removal, as may be applicable, of the Litigation Trustee, or the termination of the Litigation Trust or this Agreement, and shall inure to the benefit of the Litigation Trustee’s and the Indemnified Parties’ heirs and assigns.

ARTICLE X

TAX MATTERS

10.1 Tax Treatment of Litigation Trust. Pursuant to and in accordance with the Plan and Confirmation Order, for all federal income tax purposes, the Debtors, the Beneficiaries, the Litigation Trustee and the Litigation Trust shall treat (i) the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45 (ii) the Litigation Trust as a grantor trust pursuant to sections 671-677 et seq. of IRC and (iii) the transfer of the Litigation Trust Assets to the Litigation Trust as a transfer of the Litigation Trust Assets (other than to the extent the any Litigation Trust Assets are allocable to Disputed Non-RSA GUC Claims) by the Debtors to the Beneficiaries in satisfaction of their Allowed Non-RSA GUC Claims, followed by a transfer of the Litigation Trust Assets by the Beneficiaries to the Litigation Trust in exchange for the Litigation Trust Interests. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an election under Treasury Regulation Section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Non-RSA GUC Claims as part of the Disputed Ownership Fund. If and to the extent an election to be taxed as a “disputed ownership fund” is made, for federal income tax purposes the Disputed Ownership Fund will be taxed as a separate corporate entity subject to tax on amounts it earns on a current basis. The Beneficiaries shall be treated as the grantors and deemed owners of the Litigation Trust Assets (other than to the extent the Litigation Trust Assets are allocable to Disputed Non-RSA GUC Claims) for federal income tax purposes.

10.2 Annual Reporting and Filing Requirements. Pursuant to and in accordance with the terms of the Plan, the Confirmation Order and this Agreement, the Litigation Trustee shall file tax returns for the Litigation Trust as a grantor trust in accordance with section 6012 of the IRC and Treasury Regulation section 1.671-4(a). In addition, the Litigation Trustee shall file in a timely manner for the Litigation Trust such other tax returns, including any state and local tax returns, as are required by applicable law and pay any taxes shown as due thereon. The Litigation Trust’s items of taxable income, gain, loss, deduction, and/or credit (other than such items is respect of any Litigation Trust Assets allocable to Disputed Non-RSA GUC Claims) will be allocated to the Beneficiaries in accordance with their relative ownership of Litigation Trust Interests. Within a reasonable time following the end of the taxable year, the Litigation Trust shall send to each Beneficiary a separate statement setting forth such Beneficiary’s items of income, gain, loss, deduction or credit and will instruct each such Beneficiary to report such items on his or her applicable income tax return.

10.3 Payment of Taxes. The Litigation Trust shall be responsible for payment, from the Litigation Trust Assets, of any taxes imposed on the Litigation Trust (including any taxes imposed on any Disputed Ownership Fund) or the Litigation Trust Assets. In accordance therewith, any taxes imposed on any Disputed Ownership Fund or its assets will be paid from the Litigation Trust Assets. The amount of such taxes paid by the Litigation Trust with respect to any Disputed Non-RSA GUC Claims (i) will reduce the amount distributed with respect to such Disputed Non-RSA GUC Claims to the extent it becomes an Allowed Non-RSA GUC Claim and (ii) to the extent such Disputed Non-RSA GUC Claims does not become an Allowed Claim, will reduce distributions ratably to all holders in the same Class as such Disputed Non-RSA GUC Claims; provided, however, that any taxes that reduce distributions pursuant to the foregoing clauses (i) and (ii) shall, for all purposes of this Agreement, be treated as amounts distributed to those holders of Claims or Interests whose distributions are so reduced.

10.4 Tax Treatment of Reserves for Disputed Non-RSA GUC Claims. The Litigation Trustee may, in the Litigation Trustee’s sole discretion, determine the best way to report for tax purposes with respect to any Disputed Ownership Fund If an election is made to report any portion of the Litigation Trust allocable to any Disputed Claims as a Disputed Ownership Fund, (i) all parties (including the Trustee and the holders of Litigation Trust Interests) shall report for U.S. federal, state and local income tax purposes consistently with the foregoing and (ii) the Litigation Trust shall comply with all federal and state tax reporting and tax compliance requirements of the Disputed Ownership Fund, including but not limited to the filing of a separate federal tax return for the Disputed Ownership Fund and the payment of federal and/or state income tax due.

10.5 Valuation of Litigation Trust Assets. As soon as possible after the Effective Date, but in no event later than the due date for timely filing of the Litigation Trust’s first federal income tax return (taking into account applicable tax filing extensions), the Litigation Trustee shall determine the fair market value of the Litigation Trust Assets as of the Effective Date, and the fair market value of the portion of the Litigation Trust Assets that is treated for applicable tax purposes as having been transferred to any Beneficiary as a result of the allowance or disallowance of an Disputed Non-RSA GUC Claims, shall be reasonably determined by the Litigation Trustee, based on the Litigation Trustee’s good faith determination and establish appropriate means to apprise the Beneficiaries of such valuation. The valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Litigation Trust, the Litigation Trustee, and the Beneficiaries) for all federal income tax purposes.

10.6 Litigation Trust Allocations. Allocations of Litigation Trust taxable income among the Beneficiaries (other than taxable income allocable to any Disputed Ownership Fund) shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time, and without regard to any restrictions on distributions set forth in the Plan or this Agreement) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Disputed Ownership Fund) to the Beneficiaries, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust. Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for purposes of this Section 10.6 shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

10.7 Consistency of Tax Reporting. The Parties and the Beneficiaries shall report for federal and applicable state and local income tax purposes consistently with Article X of this Agreement.

ARTICLE XI

SELECTION, REMOVAL, REPLACEMENT AND COMPENSATION OF TRUSTEE

11.1 Initial Litigation Trustee. The Litigation Trustee has been selected by the Creditors’ Committee, in consultation with the DIP Lenders and the Ad Hoc First Lien Group and the Debtors, and META Advisors LLC is appointed as Litigation Trustee effective as of the Effective Date.

11.2 Term of Service. The Litigation Trustee shall serve until (a) the completion of the administration of the Litigation Trust Assets and the Litigation Trust, including the winding up of the Litigation Trust, in accordance with this Agreement; (b) termination and dissolution of the Litigation Trust in accordance with this Agreement or (c) the Litigation Trustee’s resignation, death, dissolution, incapacity, liquidation or removal. In the event that the Litigation Trustee’s appointment terminates by reason of resignation, death, dissolution, incapacity, liquidation or removal, the Litigation Trustee shall be immediately compensated for all reasonable fees and expenses accrued but unpaid through the effective date of termination, whether or not previously invoiced. The provisions of Article IX of this Agreement shall survive the resignation or removal of any Litigation Trustee.

11.3 Removal of Litigation Trustee. Any party in interest, on notice and hearing before the Bankruptcy Court, may seek removal of the Litigation Trustee for cause. The Bankruptcy Court shall hear and finally determine any dispute arising out of this section 11.3. Such removal shall become effective on the date specified in the order approving removal by the Bankruptcy Court.

11.4 Resignation of Litigation Trustee. The Litigation Trustee may resign at any time on written notice to the U.S. Trustee and the Bankruptcy Court. The resignation shall be effective on the later of (a) the date specified in the notice of resignation and (b) the date that is thirty days (30) after the date such notice is filed with the Bankruptcy Court. In the event of a resignation, the resigning Litigation Trustee shall file a full and complete accounting of monies and assets received, disbursed, and held during the term of office of that Litigation Trustee.

11.5 Appointment of Successor Litigation Trustee. Upon the resignation, death, dissolution, incapacity, liquidation or removal of a Litigation Trustee, any party in interest (including, in the case of resignation, the Litigation Trustee) may file a motion in the Bankruptcy Court to appoint a successor trustee, which trustee shall be selected in consultation with the Debtors. In the event no party in interest seeks the appointment of a successor Litigation Trustee, the Bankruptcy Court may do so on its own motion. Any successor Litigation Trustee so appointed (a) shall consent to and accept his, her, or its appointment as successor Litigation Trustee, which may be done by e-mail or through acquiescence in not objecting to a motion for approval of his, her, or its appointment as successor Litigation Trustee and (b) shall not have any liability or responsibility for the acts or omissions of any predecessor(s). Any successor Litigation Trustee may be appointed to serve only on an interim basis.

11.6 Powers and Duties of Successor Litigation Trustee. A successor Litigation Trustee shall have all the rights, privileges, powers, and duties of his, her, or its predecessor under this Agreement, the Plan, and Confirmation Order.

11.7 Litigation Trust Continuance. The resignation, death, dissolution, incapacity, liquidation or removal of the Litigation Trustee shall not terminate the Litigation Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Litigation Trustee.

11.8 Compensation of Litigation Trustee and Costs of Administration. The Litigation Trustee shall receive fair and reasonable compensation for its services in accordance with the terms and conditions of this Agreement and the fee schedule affixed hereto at Annex 2, which shall be charged against the Litigation Trust and paid out of the Litigation Trust Assets. All costs, expenses, and obligations incurred by the Litigation Trustee (or professionals who may be employed by the Litigation Trustee in administering the Litigation Trust, in carrying out their other responsibilities under this Agreement, or in any manner connected, incidental, or related thereto) shall be paid by the Litigation Trust from the Litigation Trust Assets prior to any distribution to the Disbursing Agent for the benefit of and further distribution to holders of Allowed Non-RSA GUC Claims. For the avoidance of doubt, the Debtors shall have no obligation to further fund the Litigation Trust except to the extent of any Incremental Non-RSA GUC Cash Amount, which amount shall be funded to the Litigation Trust in accordance with the Plan.

11.9 Appointment of Supplemental Trustee. If the Litigation Trustee has a conflict or any of the Litigation Trust Assets are situated in any state or other jurisdiction in which the Litigation Trustee is not qualified to act as trustee, the Litigation Trustee shall nominate and appoint a Person duly qualified to act as trustee (the “Supplemental Trustee”) with respect to such conflict, or in such state or jurisdiction, and require from each such Supplemental Trustee such security as may be designated by the Litigation Trustee in its discretion. In the event the Litigation Trustee is unwilling or unable to appoint a disinterested Person to act as Supplemental Trustee to handle any such matter, the Bankruptcy Court, on notice and hearing, may do so. The Litigation Trustee or the Bankruptcy Court, as applicable, may confer upon such Supplemental Trustee any or all of the rights, powers, privileges and duties of the Litigation Trustee hereunder, subject to the conditions and limitations of this Agreement, except as modified or limited by the laws of the applicable state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such Supplemental Trustee is acting shall prevail to the extent necessary). To the extent the Supplemental Trustee is appointed by the Litigation Trustee, the Litigation Trustee shall require such Supplemental Trustee to be answerable to the Litigation Trustee for all monies, assets and other property that may be received in connection with the administration of all property. The Litigation Trustee or the Bankruptcy Court, as applicable, may remove such Supplemental Trustee, with or without cause, and appoint a successor Supplemental Trustee at any time by executing a written instrument declaring such Supplemental Trustee removed from office and specifying the effective date and time of removal.

ARTICLE XII

DURATION OF LITIGATION TRUST

12.1 Duration. Once the Litigation Trust becomes effective upon the Effective Date of the Plan, the Litigation Trust and this Agreement shall remain and continue in full force and effect until the Litigation Trust is terminated in accordance with the terms set forth in section 12.2 of this Agreement.

12.2 Termination of Litigation Trust. Upon the date that (a) all objections to Disputed Non-RSA GUC Claims are fully resolved, (b) all Litigation Trust Expenses and all obligations incurred in connection with administering the Litigation Trust are satisfied, and (c) the distribution of all Litigation Trust Assets in accordance with the provisions of this Agreement to Beneficiaries have been made, the Litigation Trust shall terminate and dissolve and the Litigation Trustee shall have no further responsibility in connection therewith except as may be required to effectuate such termination under relevant law.

12.3 Termination after Five Years. If the Litigation Trust has not been previously terminated and dissolved pursuant to section 12.2 hereof by the date that is five (5) years from the Effective Date (the “Outside Termination Date”), on or soon as reasonably practicable following the Outside Termination Date the Litigation Trustee shall distribute all of the Litigation Trust Distributable Assets to the Disbursing Agent for the benefit of, and further distribution to, Beneficiaries in accordance with the Plan and Confirmation Order, and immediately thereafter the Litigation Trust shall dissolve and terminate and the Litigation Trustee shall have no further responsibility in connection therewith except to the limited extent set forth in section 12.5 of this Agreement; provided that the Outside Termination Date may be extended if the Bankruptcy Court, upon a motion made by a party in interest within the six (6) month period prior to such fifth (5th) anniversary of the Effective Date (and, in the event of further extension, at least six (6) months prior to the end of any such further extension period), determines that a fixed period extension is necessary to facilitate or complete the recovery on, and liquidation of, the Litigation Trust Assets. Notwithstanding anything to the contrary in this section 12.3, any such extensions of the Outside Termination Date may not, in the aggregate, exceed three (3) years without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45 and as a grantor trust pursuant to sections 671-677 et seq. of the IRC.

12.4 No Termination by Beneficiaries. The Litigation Trust may not be terminated and dissolved at any time by the Beneficiaries.

12.5 Continuance of Litigation Trust for Winding Up; Discharge and Release of Litigation Trustee. After the termination of the Litigation Trust and solely for the purpose of liquidating and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its responsibilities have been fully performed. Except as otherwise specifically provided herein, upon the distribution of the Litigation Trust Assets, the Litigation Trustee and the Litigation Trust’s professionals and agents shall be deemed discharged and have no further duties or obligations hereunder. Upon a motion by the Litigation Trustee, the Bankruptcy Court may enter an order relieving the Litigation Trustee, its employees, professionals, and agents of any further duties, discharging and releasing the Litigation Trustee, its employees, professionals, and agents from all liability related to the Litigation Trust, and releasing the Litigation Trustee’s bond, if any.

ARTICLE XIII

MISCELLANEOUS

13.1 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies under law or in equity.

13.2 Notices. All notices to be given to Beneficiaries may be given by ordinary mail, or may be delivered by electronic mail, first class mail, commercial carrier delivery or hand delivery to such Beneficiaries at the addresses for such Beneficiaries appearing on the Register. Any notice or other communication which may be or is required to be given, served, or sent to the Litigation Trustee shall be in writing and shall be sent by registered or certified United States mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile (if receipt is confirmed) addressed as follows:

If to the Litigation Trust or Litigation Trustee:

META Advisors LLC

3 World Trade Center

175 Greenwich Street, 67th Floor

New York, NY 10007

Attn: James S. Carr (jcarr@kelleydrye.com)

   Kristin S. Elliott (kelliott@kelleydrye.com)

   Dana P. Kane (dkane@kelleydrye.com)

   Grace Marie Codispoti (gcodispoti@kelleydrye.com)

with a copy to its lead counsel:

Cole Schotz, P.C.

500 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Telephone: (302) 652-3131

Attn: Justin R. Alberto (jalberto@coleschotz.com)

   G. David Dean (ddean@coleschotz.com)

   Andrew J. Roth-Moore (aroth-moore@coleschotz.com)

and a copy to its co-counsel:

Paul Hastings LLP

200 Park Ave

New York, New York 10166

Telephone: (212) 318-6000

Attn: Erez Gilad (erezgilad@paulhastings.com)

   Ryan Montefusco (ryanmontefusco@paulhastings.com)

If to the Debtors:

Cano Health, Inc.

9725 NW 117th Avenue

Suite 200

Miami, FL 33178

Attn: Mark Kent (mark.kent@canohealth.com)

   David Armstrong, Esq. (david.armstrong@canohealth.com)

- and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attn: Gary T. Holtzer (gary.holtzer@weil.com)

   Jessica Liou (jessica.liou@weil.com)

   Matthew P. Goren (matthew.goren@weil.com)

or to such other address as may from time to time be provided in written notice by the Litigation Trustee.

13.2.1 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, unless otherwise stated, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to rules governing the conflict of laws.

13.2.2 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

13.2.3 Execution. All funds in the Litigation Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a Beneficiary, and no Beneficiary or any other Person can execute upon, garnish or attach the Litigation Trust Assets or the Litigation Trustee in any manner or compel payment from the Litigation Trust except by Final Order of the Bankruptcy Court. Payments will be solely governed by the Plan, the Confirmation Order and this Agreement.

13.2.4 Amendment. This Agreement may be amended, supplemented, modified or waived by written agreement of the Litigation Trustee, without notice to or approval of the Bankruptcy Court, the Debtors, or any Beneficiary; provided, however, that any such amendment may not be inconsistent with the Plan or the Confirmation Order; provided, further, however, (a) any amendment, supplement or modification to Article IV, V and VI of this Agreement that has any impact on the Debtors shall require the written agreement of the Debtors, and (b) any material amendment of this Agreement shall require an order of the Bankruptcy Court upon the provision of reasonable notice under Bankruptcy Rule 2002.

13.2.5 No Waiver. No failure or delay of any party to exercise any right or remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver thereof.

13.2.6 No Relationship Created. Nothing contained herein shall be construed to constitute any relationship created by this Agreement as an association, partnership or joint venture of any kind.

13.2.7 Severability. If any term, provision covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.2.8 Further Assurances. Without limitation of the generality of section 2.5 of this Agreement, the Parties agree to execute and deliver all such documents and notices and to take all such further actions as may reasonably be required from time to time to carry out the intent and purposes and provide for the full implementation of this Agreement and the pertinent provisions of the Plan and to consummate the transactions contemplated hereby.

13.2.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.2.10 Dispute Resolution/Bankruptcy Court Jurisdiction. The Bankruptcy Court shall have jurisdiction regarding the Debtors, the Litigation Trust, the Litigation Trustee, and the Litigation Trust Assets, including, without limitation, the determination of all disputes arising out of or related to administration of the Litigation Trust. Without limiting the foregoing, the Parties agree that in the event of any dispute regarding this Agreement, including any dispute arising under Article IV of this Agreement, such dispute shall promptly be submitted to the Bankruptcy Court and shall be fully and finally resolved by the Bankruptcy Court. The Bankruptcy Court shall have continuing jurisdiction and venue to hear and finally determine all disputes and related matters among the Parties arising out of or related to this Agreement or the administration of the Litigation Trust. The Parties expressly consent to the Bankruptcy Court hearing and exercising such judicial power as is necessary to finally determine all such disputes and matters. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to these Chapter 11 Cases, including the matters set forth in this Agreement, the provisions of this Agreement shall have no effect on and shall not control, limit or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter, and all applicable references in this Agreement to an order or decision of the Bankruptcy Court shall instead mean an order or decision of such other court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties have or are deemed to have executed this Agreement as of the day and year written above.

Cano Health, Inc. and Affiliated Debtors

By:
Name:
Title:

META Advisors LLC, not individually, but solely in its capacity as Trustee of the Cano Health Litigation Trust

By:
Name:	James S. Carr
Title:	Managing Director

Annex 1

Data Transfer Litigation Materials

Annex 2

Litigation Trustee Fee Schedule